Exhibit 3.4

                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                         GOLD HORSE INTERNATIONAL, INC.
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                           Pursuant to 607.1006 of the
                        Florida Business Corporation Act
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     The undersigned Chief Executive Officer of Gold Horse  International,  Inc.
(the "Corporation") DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Gold Horse International, Inc.

     SECOND: The shareholders of the Corporation approved a reverse split of the outstanding shares of the Corporation's Common Stock and Article IV of the Articles of Incorporation is amended in its entirety to read as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

     The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 320,000,000, divided into two classes. The description of the Corporation's classes of stock, the number of authorized shares allocated to each class and the voting powers, designations, preferences, qualifications, limitations, restrictions and special or relative rights in respect of each class of stock shall be as follows:

     Section 1. Common Stock. There shall be 300,000,000 shares of a class designated Common Stock with a par value of $0.0001 per share. The holders of shares of Conunon Stock shall be entitled (i) to vote on all matters at all meetings of the shareholders of the Corporation on the basis of one vote for each share of Common Stock held of record; (ii) subject to any preferential dividend rights applicable to the Preferred Stock, to receive such dividends as may be declared by the Board of Directors; and (iii) in the event of the voluntary, or involuntary, liquidation or winding up of the Corporation, after distribution in full of any preferential amounts to be distributed to holders of shares of Preferred Stock, to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the aggregate number of their shares of Common Stock.

     Section 2. Preferred Stock. There shall be 20,000,000 shares of a class designated Preferred Stock, with a par value of $0.0001 per share. The Board of

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Directors is authorized to issue the Preferred Stock,  from time to time, in one or more series. The Board of Directors is further authorized, from time to time, to amend the Articles of Incorporation without shareholder approval, pursuant to
Section 60*7.0602 of the Florida Business Corporation Act, for the purpose of establishing, altering or eliminating in respect of the Preferred Stock and each such series thereof, the following terms and provisions of any authorized and unissued shares of such stock:

     {a)  The distinctive serial designation;

     (b) The number of shares of the series, which number may at any time or from time to time be increased or decreased (but not below the number of shares of such series then outstanding);

     (c) The voting powers and, if voting powers are granted, the extent of such voting powers including the right, if any, to elect a director or directors;

     (d) The election, term of office, filling of vacancies and other terms of the directorships of directors, if any, elected by the holders of any one or more classes ore series of such stock;

     (e) The dividend rights, if any, including the dividend rate and the dates on which any dividends shall be payable;

     (f) The date from which dividends, if any, on shares issued prior to the date for payment of the first dividend thereon shall be cumulative;

     (g) The redemption rights, if any, redemption price, terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

     (h) The liquidation preference, if any, and the amounts payable on dissolution or liquidation;

     (i) The terms and conditions, if any, under which shares of a series may be converted; and

     (j) Any other terms or provisions that the Board of Directors is authorized by law to fix or alter.

     Section 3. Provisions Applicable to Both Common and Preferred Stock. Except as otherwise provided in these Articles of Amendment to the Articles of Incorporation, no holder of shares of any class of stock of the Corporation shall be entitled, as a matter of right, to purchase or subscribe for any shares of any class of stock of the Corporation, whether now or hereafter authorized. The Board of Directors shall have authority to fix the issue price and to determine the consideration to be received with respect to any and all shares of any class or series of stock of the Corporation.

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     The Board of Directors and  shareholders of the Corporation have authorized and approved, as of July 14, 2010, and July 29, 2010, respectively, a 1 for 40 reverse stock split whereby each 40 shares of Common Stock of the Corporation issued shall, without action on part of any shareholder, represent 1 share of Common Stock of the Corporation on such effective date and (ii) fractional shares caused by the reverse stock split shall be rounded up to the nearest whole share. After the effective date, the Corporation, through its exchange agent, will send a letter of transmittal to Corporation shareholders to implement the reverse stock split. Shareholders will be provided instructions to surrender certificates representing pre-split Common Stock in exchange for certificates representing post-split Common Stock of the Corporation.

     The par value of $0.0001 per share of Common Stock of the Corporation shall not be changed. The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of the reverse stock split which, as a result of the reverse stock split provided for herein, are no longer issued shares of Common Stock of the Corporation.

     THIRD: The foregoing Articles of Amendment to the Articles of Incorporation was duly approved by the Corporation's Board of Directors and was duly adopted by the consent of the holders of a majority of the outstanding stock of the Corporation, which was sufficient for the approval of this Amendment.

     FOURTH:  The  effective  date of this  Amendment  is  SEPTEMBER  8 ,  2010.



                            (Signature Page Follows]

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     IN WITNESS  WHEREOF.  I Have  Executed This Articles of Amendment to the of
the Articles of Incorporation This 6 Day of August, 2010.


/s/ Linrikuan Yung
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Linrikuan Yung.
Chief Executive Officer

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